                                             Cusip No. 456664309

                                             4OMB APPROVAL
                                             OMB Number:               3235-0145
                                             Expires:           October 31, 1994
                                             Estimated average
                                             burden hours per form         14.90

                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                    SCHEDULE 13D

                     Under the Securities Exchange Act of 1934
                                (Amendment No. 1 )*

                                IN HOME HEALTH INC.
--------------------------------------------------------------------------------
                                   Name of Issuer

                                    COMMON STOCK
--------------------------------------------------------------------------------
                           (Title of Class of Securities)

                                     453222101
--------------------------------------------------------------------------------
                                    CUSIP Number

                 ROBERT C. GREENWOOD  ROBERTSON, STEPHENS & COMPANY
            555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                   (415) 781-9700
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                   Communications

                                   APRIL 7, 1997
--------------------------------------------------------------------------------
                Date of Event which Requires Filing of this Statement

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ].  (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                            Cusip No. 456664309

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP NO. 453222101
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Robertson Stephens Global Low-Priced Stock Fund
         Tax I.D. 94-6688564
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)/ /
                                                           (b)/X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF      7    SOLE VOTING POWER

     SHARES             0
                ----------------------------------------------------------------
 BENEFICIALLY      8    SHARED VOTING POWER

      OWNED             250,000
                ----------------------------------------------------------------
     BY EACH       9    SOLE DISPOSITIVE POWER

    REPORTING           0
                ----------------------------------------------------------------
   PERSON WITH     10   SHARED DISPOSITIVE POWER

                        250,000
--------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         250,000
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

         1.5%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

         IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                            Cusip No. 456664309

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP NO. 453222101
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Robertson Stephens Orphan Fund
         Tax I.D. 94-3108651
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)/ /
                                                           (b)/X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         CALIFORNIA
--------------------------------------------------------------------------------
  NUMBER OF        7    SOLE VOTING POWER

     SHARES             0
                 ---------------------------------------------------------------
 BENEFICIALLY
      OWNED        8    SHARED VOTING POWER

                        622,300
                 ---------------------------------------------------------------
     BY EACH       9    SOLE DISPOSITIVE POWER

    REPORTING           0
                 ---------------------------------------------------------------
   PERSON WITH     10   SHARED DISPOSITIVE POWER

                        622,300
--------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         622,300
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

         3.8%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

         IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                            Cusip No. 456664309

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP NO. 453222101
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Bayview Investors, LTD.
         Tax I.D. 94-3108651
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)/ /
                                                           (b)/X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         CALIFORNIA
--------------------------------------------------------------------------------
  NUMBER OF        7    SOLE VOTING POWER

    SHARES              0
                 ---------------------------------------------------------------
 BENEFICIALLY      8    SHARED VOTING POWER

      OWNED             929,300 (Includes shares held of record by The
                        Robertson Stephens Orphan Fund of which Robertson,
                        Stephens & Co. Investment Management, L.P. and Bayview
                        Investors, Ltd. are the General Partners. Includes
                        shares held of record by The Robertson Stephens Black
                        Bear Fund of which Robertson, Stephens & Co. Investment
                        Management, L.P. and Bayview Investors, Ltd. are the
                        General Partners. Robertson, Stephens & Co., Inc. is
                        General Partner of Robertson, Stephens & Co. Investment
                        Management, L.P. and Bayview Investors, Ltd.. See Item
                        5.)
                 ---------------------------------------------------------------
     BY EACH       9    SOLE DISPOSITIVE POWER

    REPORTING           0
                 ---------------------------------------------------------------
   PERSON WITH     10   SHARED DISPOSITIVE POWER

                        929,300
--------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         929,300
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

         5.7%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

         IV
--------------------------------------------------------------------------------

                                                            Cusip No. 456664309

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP NO. 453222101
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Robertson Stephens Black Bear Fund
         Tax I.D. 94-3108651
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)/ /
                                                           (b)/X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF      7    SOLE VOTING POWER

    SHARES              0
                 ---------------------------------------------------------------
 BENEFICIALLY      8    SHARED VOTING POWER

      OWNED             307,000
                 ---------------------------------------------------------------
     BY EACH       9    SOLE DISPOSITIVE POWER

    REPORTING           0
                 ---------------------------------------------------------------
   PERSON WITH     10   SHARED DISPOSITIVE POWER

                        307,000
--------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         307,000
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

         1.9%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

         IV
--------------------------------------------------------------------------------

                                                            Cusip No. 456664309

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP NO. 453222101
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robertson Stephens Orphan Offshore Fund
         Tax I.D.
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)/ /
                                                           (b)/X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF      7    SOLE VOTING POWER

    SHARES              0
                 ---------------------------------------------------------------
 BENEFICIALLY      8    SHARED VOTING POWER

      OWNED             130,500
                 ---------------------------------------------------------------
     BY EACH       9    SOLE DISPOSITIVE POWER

    REPORTING           0
                 ---------------------------------------------------------------
   PERSON WITH     10   SHARED DISPOSITIVE POWER

                        130.000
--------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         130,000
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

         .8%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*


         IV
--------------------------------------------------------------------------------

SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Cusip No. 453222101                                                page 8 of 21

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP NO. 453222101
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robertson, Stephens & Company Investment Management L.P.
         Tax I.D. 94-3181687
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)/ /
                                                           (b)/X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO (Working Capital of Purchasing Funds)  See Item 2.
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF      7    SOLE VOTING POWER

    SHARES              0
                ----------------------------------------------------------------
 BENEFICIALLY      8    SHARED VOTING POWER

      OWNED             1,309,800 includes shares held of record by The
                        Robertson Stephens Orphan Fund of which Robertson,
                        Stephens & Co. Investment Management, L.P. and Bayview
                        Investors, Ltd. are the General Partners. Includes
                        shares held of record by The Robertson Stephens Black
                        Bear Fund of which Robertson, Stephens & Co. Investment
                        Management, L.P. and Bayview  Investors, Ltd. are the
                        General Partners. Includes shares held of record by The
                        Robertson Stephens Orphan Offshore Fund of which
                        Robertson, Stephens & Co. Investment Management, L.P.
                        is General Partner. Includes shares held of record by
                        The Robertson Stephens Global Low-Priced Stock Fund of
                        which Robertson, Stephens & Co. Investment Management,
                        L.P. is investment adviser.  See Item 5.)
                ----------------------------------------------------------------
     BY EACH       9    SOLE DISPOSITIVE POWER

    REPORTING           0
                ----------------------------------------------------------------
   PERSON WITH     10   SHARED DISPOSITIVE POWER


                        1,309,800
--------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,309,800
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

         8.0%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

Cusip No. 453222101                                                page 9 of 21

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP NO. 453222101
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robertson, Stephens & Company, Incorporated
         Tax I.D. 94-3172874     See Exhibit A for a list of Executive Officers
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)/ /
                                                           (b)/X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO (Working Capital of Purchasing Funds)  See Item 2.
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF      7    SOLE VOTING POWER

    SHARES              0
                ----------------------------------------------------------------
 BENEFICIALLY      8    SHARED VOTING POWER

      OWNED             1,309,800 includes shares held of record by The
                        Robertson Stephens Orphan Fund of which Robertson,
                        Stephens & Co. Investment Management, L.P. and Bayview
                        Investors, Ltd. are the General Partners. Includes
                        shares held of record by The Robertson Stephens Black
                        Bear Fund of which Robertson, Stephens & Co. Investment
                        Management, L.P. and Bayview  Investors, Ltd. are the
                        General Partners. Includes shares held of record by The
                        Robertson Stephens Orphan Offshore Fund of which
                        Robertson, Stephens & Co. Investment Management, L.P.
                        is General Partner. Includes shares held of record by
                        The Robertson Stephens Global Low-Priced Stock Fund of
                        which Robertson, Stephens & Co. Investment Management,
                        L.P. is investment adviser.  See Item 5.)
                ----------------------------------------------------------------
     BY EACH       9    SOLE DISPOSITIVE POWER

    REPORTING           0
                ----------------------------------------------------------------
   PERSON WITH     10   SHARED DISPOSITIVE POWER

                        1,309,800
--------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,309,800
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

         8.0%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

Cusip No. 453222101                                                page 11 of 21

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP NO. 453222101
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Paul Stephens
         Tax I.D. ###-##-####
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)/ /
                                                           (b)/X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         WC & PF
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF        7    SOLE VOTING POWER

    SHARES
                ----------------------------------------------------------------
 BENEFICIALLY      8    SHARED VOTING POWER

      OWNED             1,309,800 includes shares held of record by The
                        Robertson Stephens Orphan Fund of which Robertson,
                        Stephens & Co. Investment Management, L.P. and Bayview
                        Investors, Ltd. are the General Partners. Includes
                        shares held of record by The Robertson Stephens Black
                        Bear Fund of which Robertson, Stephens & Co. Investment
                        Management, L.P. and Bayview  Investors, Ltd. are the
                        General Partners. Includes shares held of record by The
                        Robertson Stephens Orphan Offshore Fund of which
                        Robertson, Stephens & Co. Investment Management, L.P.
                        is General Partner. Includes shares held of record by
                        The Robertson Stephens Global Low-Priced Stock Fund of
                        which Robertson, Stephens & Co. Investment Management,
                        L.P. is investment adviser.  See Item 5.)
                ----------------------------------------------------------------
     BY EACH       9    SOLE DISPOSITIVE POWER

    REPORTING
                ----------------------------------------------------------------
   PERSON WITH     10   SHARED DISPOSITIVE POWER

                        1,309,800
--------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,309,800
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

         8.0%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

Cusip No. 453222101                                                page 12 of 21

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP NO. 453222101
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sanford Robertson
         Tax I.D. ###-##-####
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)/ /
                                                           (b)/X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF      7    SOLE VOTING POWER

    SHARES
                 ---------------------------------------------------------------
 BENEFICIALLY      8    SHARED VOTING POWER

      OWNED             1,309,800 includes shares held of record by The
                        Robertson Stephens Orphan Fund of which Robertson,
                        Stephens & Co. Investment Management, L.P. and Bayview
                        Investors, Ltd. are the General Partners. Includes
                        shares held of record by The Robertson Stephens Black
                        Bear Fund of which Robertson, Stephens & Co. Investment
                        Management, L.P. and Bayview  Investors, Ltd. are the
                        General Partners. Includes shares held of record by The
                        Robertson Stephens Orphan Offshore Fund of which
                        Robertson, Stephens & Co. Investment Management, L.P.
                        is General Partner. Includes shares held of record by
                        The Robertson Stephens Global Low-Priced Stock Fund of
                        which Robertson, Stephens & Co. Investment Management,
                        L.P. is investment adviser.  See Item 5.)
                 ---------------------------------------------------------------
     BY EACH       9    SOLE DISPOSITIVE POWER

    REPORTING
                 ---------------------------------------------------------------
   PERSON WITH     10   SHARED DISPOSITIVE POWER

                        1,309,800
--------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,309,800
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

         8.0%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

Cusip No. 453222101                                                page 13 of 21

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP NO. 453222101
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Michael G. McCaffery
         Tax I.D. ###-##-####
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)/ /
                                                           (b)/X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF      7    SOLE VOTING POWER

    SHARES
                 ---------------------------------------------------------------
 BENEFICIALLY      8    SHARED VOTING POWER

      OWNED             1,309,800 includes shares held of record by The
                        Robertson Stephens Orphan Fund of which Robertson,
                        Stephens & Co. Investment Management, L.P. and Bayview
                        Investors, Ltd. are the General Partners. Includes
                        shares held of record by The Robertson Stephens Black
                        Bear Fund of which Robertson, Stephens & Co. Investment
                        Management, L.P. and Bayview  Investors, Ltd. are the
                        General Partners. Includes shares held of record by The
                        Robertson Stephens Orphan Offshore Fund of which
                        Robertson, Stephens & Co. Investment Management, L.P.
                        is General Partner. Includes shares held of record by
                        The Robertson Stephens Global Low-Priced Stock Fund of
                        which Robertson, Stephens & Co. Investment Management,
                        L.P. is investment adviser.  See Item 5.)
                 ---------------------------------------------------------------
     BY EACH       9    SOLE DISPOSITIVE POWER

    REPORTING
                 ---------------------------------------------------------------
   PERSON WITH     10   SHARED DISPOSITIVE POWER

                        1,309,800
--------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,309,800
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

         8.0%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

Cusip No. 453222101                                                page 14 of 21

--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
         CUSIP NO. 453222101
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


         G. Randy Hecht
         Tax I.D. ###-##-####
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)/ /
                                                           (b)/X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF      7    SOLE VOTING POWER

    SHARES
                 ---------------------------------------------------------------
 BENEFICIALLY      8    SHARED VOTING POWER

      OWNED             1,309,800 includes shares held of record by The
                        Robertson Stephens Orphan Fund of which Robertson,
                        Stephens & Co. Investment Management, L.P. and Bayview
                        Investors, Ltd. are the General Partners. Includes
                        shares held of record by The Robertson Stephens Black
                        Bear Fund of which Robertson, Stephens & Co. Investment
                        Management, L.P. and Bayview  Investors, Ltd. are the
                        General Partners. Includes shares held of record by The
                        Robertson Stephens Orphan Offshore Fund of which
                        Robertson, Stephens & Co. Investment Management, L.P.
                        is General Partner. Includes shares held of record by
                        The Robertson Stephens Global Low-Priced Stock Fund of
                        which Robertson, Stephens & Co. Investment Management,
                        L.P. is investment adviser.  See Item 5.)
                 ---------------------------------------------------------------
     BY EACH       9    SOLE DISPOSITIVE POWER

    REPORTING
                 ---------------------------------------------------------------
   PERSON WITH     10   SHARED DISPOSITIVE POWER

                        1,309,800
--------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,309,800
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

         8.0%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

--------------------------------------------------------------------------------

Cusip No. 453222101                                                page 15 of 21

--------------------------------------------------------------------------------
         IN
--------------------------------------------------------------------------------

Cusip No. 453222101                                                page 16 of 21

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         CUSIP NO. 453222101
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Kenneth R. Fitzsimmons
         Tax I.D. ###-##-####
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)/ /
                                                           (b)/X/
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS*

         OO
         (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /
--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF      7    SOLE VOTING POWER

    SHARES
                 ---------------------------------------------------------------
 BENEFICIALLY      8    SHARED VOTING POWER

      OWNED             1,309,800 includes shares held of record by The
                        Robertson Stephens Orphan Fund of which Robertson,
                        Stephens & Co. Investment Management, L.P. and Bayview
                        Investors, Ltd. are the General Partners. Includes
                        shares held of record by The Robertson Stephens Black
                        Bear Fund of which Robertson, Stephens & Co. Investment
                        Management, L.P. and Bayview  Investors, Ltd. are the
                        General Partners. Includes shares held of record by The
                        Robertson Stephens Orphan Offshore Fund of which
                        Robertson, Stephens & Co. Investment Management, L.P.
                        is General Partner. Includes shares held of record by
                        The Robertson Stephens Global Low-Priced Stock Fund of
                        which Robertson, Stephens & Co. Investment Management,
                        L.P. is investment adviser.  See Item 5.)
                 ---------------------------------------------------------------
     BY EACH       9    SOLE DISPOSITIVE POWER

    REPORTING
                 ---------------------------------------------------------------
   PERSON WITH     10   SHARED DISPOSITIVE POWER

                        1,309,800
--------------------------------------------------------------------------------
    11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,309,800
--------------------------------------------------------------------------------
    12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

         8.0%
--------------------------------------------------------------------------------
    14   TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

Cusip No. 453222101                                                page 17 of 21

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE,


ITEM 1.  SECURITY AND ISSUER.

    This Schedule 13D is filed with respect to the Common Stock of In Home Health Inc. (The "Company").

ITEM 2:  IDENTITY AND BACKGROUND.

         The Schedule 13D is filed on behalf of The Robertson Stephens Orphan Fund, Robertson, Stephens & Company Investment Management, L.P. ("RS&Co.,L.P."), Bayview Investors, Ltd. ("Bayview"), The Robertson Stephens Global Low-Priced Stock Fund, The Robertson Stephens Orphan Offshore Fund, The Robertson Stephens Black Bear Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The purchase of the Company's shares giving rise to this amendment to Schedule 13D was made by three investment funds, The Robertson Stephens Orphan Fund, The Robertson Stephens Orphan Offshore Fund and the Robertson Stephens Black Bear Fund.

         This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Funds, and the indirect beneficial ownership of RS&Co., L.P., Bayview, and RS&Co., Inc. in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

         Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.


I. (a) The Robertson Stephens Global Low-Priced Stock Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Low-Priced Stock Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Business Trust, Registered Investment Company.

     (d)   No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

Cusip No. 453222101                                                page 18 of 21

II. (a) The Robertson Stephens Orphan Fund, L.P., is a California limited partnership. Robertson Stephens Investment Management L.P. and Bayview Investors LTD. are the General Partners.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)   No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

III (a) The Robertson Stephens Orphan Offshore Fund is a Cayman Islands limited partnership. Robertson, Stephens & Co Investment Management L.P. is the General Partner

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)   No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

IV   (a)  The Robertson Stephens Black Bear Fund is a California limited partnership. Robertson Stephens & Co. Investment Management L.P. and Bayview Investors are the General Partners.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)   No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.


V    (a)  Bayview Investors LTD., is a California limited partnership.
          Robertson Stephens & Company, Inc. is the General Partner.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)   No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

Cusip No. 453222101                                                page 19 of 21

VI. (a) Robertson, Stephens & Company, Incorporated, is a California Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Corporation, Investment Banking.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VII. (a)  Paul H. Stephens.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VIII.(a)  Sanford R. Robertson.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

IX.  (a)  Michael G. McCaffery.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

Cusip No. 453222101                                                page 20 of 21

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)   No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

X    (a)  G. Randy Hecht.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

XI.  (a)  Kenneth R. Fitzsimmons.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital ets, and shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

ITEM 3:  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

    The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners and shareholders.

ITEM 4:  PURPOSE OF TRANSACTION:

    The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

Cusip No. 453222101                                                Page 21 of 21

ITEM 5:  INTEREST IN SECURITIES OF THE ISSUER.

    (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                 No. of Shares
    Name of                                       Beneficially    Percentage of
    Beneficial Owner                                     Owned  Class(1)
--------------------------------------------------------------------------------

    The Robertson Stephens Global
     Low-Priced Stock Fund                           250,000(2)           1.5%
    The Robertson Stephens Orphan Fund               622,300(3)           3.8%
    The Robertson Stephens Orphan Offshore Fund      130,500(4)            .8%
    The Robertson Stephens Black Bear Fund           307,000(5)           1.9%
    Robertson Stephens & Co Investment
    Management L.P.                                1,309,800(6)           8.0%
    Bayview Investors LTD                            929,300(7)           5.7%
    Robertson Stephens & Co. Incorporated          1,309,800(8)           8.0%
    Paul H. Stephens                               1,309,800(9)           8.0%
    Sanford R. Robertson                          1,309,800(10)           8.0%
    Michael G. McCaffery                          1,309,800(11)           8.0%
    G. Randy Hecht                                1,309,800(12)           8.0%
    Kenneth R. Fitzsimmons                        1,309,800(13)           8.0%



(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 16,377,000 shares of Common Stock of the Issuer outstanding as of February 9, 1997.

(2) The Robertson Stephens Global Low-Priced Stock Fund is a Registered Investment Company. Robertson, Stephens & Co. Investment Management L.P. is the registered investment manager for the Global Low-Price Stock Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(3)  The Robertson Stephens Orphan Fund is a California limited partnership.

(4)  The Orphan Offshore Fund is a Cayman Islands limited partnership.

(5)  The Robertson Stephens Black Bear Fund is a California limited partnership.

(6) Robertson, Stephens & Co. Investment Management L.P., a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund, Orphan Offshore Fund, Black Bear Fund and the investment adviser to the Robertson Stephens Global Low-Priced Stock Fund is deemed to have shared dispositive power over 1,309,800 shares of the Company.

(7) Bayview Investors, Ltd. is a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund and Orphan Offshore Fund is deemed to have shared dispositive power over 929,300 shares of the Company.

Cusip No. 453222101                                                Page 22 of 21

(8) Robertson, Stephens & Company, Inc., a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management L.P., and as such is deemed to have shared dispositive power over 1,309,800 shares of the Company.

(9) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 1,309,800 shares of the Company held by the Funds. He is also a shareholder of Robertson, Stephens & Company Inc.

(10) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,309,800 shares of the Company held by the Funds.

(11) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,309,800 shares of the Company held by the Funds.

(12) G. Randy Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,309,800 shares of the Company held by the Funds.

(13) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,309,800 shares of the Company held by the Funds.

Cusip No. 453222101                                                Page 23 of 21

    (c) The following is a list of transactions by the filing parties in the last 60 days.

      Entity          Date          Shares           Price       Transaction
      ------          ----          ------           -----       -----------
   Orphan Fund       4/4/97         62,000            1.69       open mkt buy
      Orphan         4/4/97         13,000            1.69       open mkt buy
   Offshore Fund
    Orphan Fund      4/7/97         24,900            1.69       open mkt buy
      Orphan         4/7/97         10,100            1.69       open mkt buy
   Offshore Fund
    Orphan Fund      4/8/97          8,300            1.69       open mkt buy
      Orphan         4/8/97          1,700            1.69       open mkt buy
     Offshore
   Orphan Fund       4/9/97         21,900            1.68       open mkt buy
      Orphan         4/9/97          4,500            1.68       open mkt buy
   Offshore Fund
   Orphan Fund       4/10/97         1,500            1.69       open mkt buy
      Orphan         4/10/97           500            1.69       open mkt buy
   Offshore Fund
   Orphan Fund       4/15/97           300            1.69       open mkt buy
      Orphan         4/15/97           700            1.69       open mkt buy
   Offshore Fund
   Orphan Fund       4/14/97         3,400            1.69       open mkt buy


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

        Please refer to Item 5.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

        The following exhibits are filed herewith:

        Exhibit A  - Agreement of Joint Filing

Cusip No. 453222101                                                Page 24 of 21

ITEM 8. SIGNATURE PAGE.

       After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: 4/15/97

       THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED
       PARTNERSHIP.
       By  Robertson, Stephens & Company, L.P.
       By  Robertson, Stephens & Company, Incorporated

       By: Paul H. Stephens*
           --------------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer

       BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
       By  Robertson, Stephens & Company, L.P.
       By  Robertson, Stephens & Company, Incorporated

       By: Paul H. Stephens*
           --------------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer

       ROBERTSON, STEPHENS & COMPANY, L.P., A CALIFORNIA LIMITED
       PARTNERSHIP.
       By  Robertson, Stephens & Company, Incorporated

       By: Paul H. Stephens*
           --------------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer

       THE ROBERTSON STEPHENS CONTRARIAN FUND, A MASSACHUSETTS
       BUSINESS TRUST.
       By  Robertson, Stephens & Company, Incorporated

       By: Paul H. Stephens*
           -------------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer

       ROBERTSON, STEPHENS & COMPANY, INCORPORATED

       By: Paul H. Stephens*
           --------------------
           Paul H. Stephens
           Managing Director and Chief Investment Officer

Cusip No. 453222101                                                Page 25 of 21

           Paul H. Stephens*
           --------------------
           Paul H. Stephens

           Sanford R. Robertson*
           ------------------------
           Sanford R. Robertson

           Michael G. McCaffery*
           ------------------------
           Michael G. McCaffery

           G. Randy Hecht*
           ------------------
           G. Randy Hecht

           Kenneth R. Fitzsimmons*
           --------------------------
           Kenneth R. Fitzsimmons



*By:  /s/ Robert C. Greenwood
      -----------------------------
      Robert C. Greenwood
      Pursuant to Power of Attorney
      Previously Filed

Cusip No. 453222101                                                Page 26 of 21

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

      The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated January 31, 1997 containing the information required by Schedule 13D, for the Common Stock of In Home Health Inc. held by The Robertson Stephens Orphan Fund, The Robertson Stephens Orphan Offshore Fund, Bayview Investors, Ltd., Robertson, Stephens & Company, Investment Management L.P., The Robertson Stephens Global Low-Priced Stock Fund, and Robertson, Stephens & Company, Incorporated.

Dated:     January 31, 1997


            THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED
            PARTNERSHIP.
            By  Robertson, Stephens & Company, L.P.
            By  Robertson, Stephens & Company, Incorporated

            By: Paul H. Stephens*
                --------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer


           BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP. By Robertson, Stephens & Company, L.P.
           By  Robertson, Stephens & Company, Incorporated

            By: Paul H. Stephens*
                --------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
           By  Robertson, Stephens & Company, Incorporated

            By: Paul H. Stephens*
                --------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           THE ROBERTSON STEPHENS GLOBAL LOW-PRICED STOCK FUND, A
           MASSACHUSETTS BUSINESS TRUST.
           By  Robertson, Stephens & Company, Incorporated

            By: Paul H. Stephens*
                --------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

Cusip No. 453222101                                                Page 27 of 21

           ROBERTSON, STEPHENS & COMPANY, INCORPORATED

           By: Paul H. Stephens*
               --------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

               Paul H. Stephens*
               --------------------
               Paul H. Stephens

               Sanford R. Robertson*
               ------------------------
               Sanford R. Robertson

               Michael G. McCaffery*
               ------------------------
               Michael G. McCaffery

               G. Randy Hecht*
               ------------------
               G. Randy Hecht

               Kenneth R. Fitzsimmons*
               --------------------------
               Kenneth R. Fitzsimmons





*By   /s/ Robert C. Greenwood
      -----------------------------
      Robert C. Greenwood
      Pursuant to Power of Attorney
      Previously Filed